POST-EMPLOYMENT RESTRICTIVE COVENANTS AGREEMENT

Tony Pritchett (“Pritchett” or “you”) and Agilysys Inc., (“the Company” or “Agilysys”) a Delaware limited liability company located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia, in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:

1.Separation.  Pritchett has provided written notice of his resignation from the Company effective June 30, 2020, and the parties agree that Pritchett’s employment with the Company shall cease as of June 30, 2020 (“Date of Separation”).

2.Consideration.  Subject to Pritchett’s compliance with his obligations hereunder, the Company will pay Pritchett a lump sum payment of $44,200 within ten (10) business days after you sign and return this Agreement, minus appropriate withholdings under federal, state, city, or other applicable laws and appropriate deductions (the “Consideration”). Pritchett agrees and acknowledges that the Consideration constitutes good, valuable and adequate consideration for his covenants and obligations set forth herein.

3.Confidential Information.  You agree that you shall not, directly or indirectly, use any Confidential Information (as defined herein) on your own behalf or on behalf of any individual or entity, or reveal, divulge, or disclose any Confidential Information to any individual or entity outside of the Company.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  You further agree that you shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, you shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you.

a.

“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) was disclosed to you or of which you became aware as a consequence of your employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company.  “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; sales information; product development techniques or plans; customer and prospective customer lists; customer files, data and financial information; details of customer and prospective customer contracts; current and prospective customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; information regarding potential or pending legal or litigation matters; computer aided systems, software, strategies and programs; schematics; bills of materials; costs of materials; software source codes; software binary codes; mechanical drawings; written/verbal specifications; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company.  In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

b.	You acknowledge that all Confidential Information is the exclusive property of the Company or its customers or suppliers, respectively.

4.Restrictive Covenants.

a.

No Hiring.  You agree that for twelve months after your Date of Separation, you will not employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who is then an employee of Agilysys or who was an employee of Agilysys at any time during the month preceding your Date of Separation, provided that it will not be a violation of this Paragraph 4(a) if an enterprise with which you are affiliated employs any such employee or consultant so long as you are not directly or indirectly involved in such action, or you receive the Company’s consent in writing.

b.

Non-Competition.  Because of Agilysys’ legitimate business interest as described herein and the good and valuable consideration provided to you, for the twelve-month period beginning on the Date of Separation, you agree and covenant not to engage in Prohibited Activity within the “Territory” (as defined below).

For purposes of this Paragraph 4(b), “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as Agilysys, which specifically, as of the date hereof, is in the business of developing and/or selling the point of sale (POS), property management, inventory and procurement for food and beverage, or any other business or product that Agilysys provides or is actively developing to provide to the hospitality or gaming industries. Any disclosure of trade secrets, proprietary information or Confidential Information, other than Protected Activity, is also Prohibited Activity.

For purposes of this Paragraph 4(b), “Territory” shall mean each state, province, or other political subdivision in which Agilysys is engaged in the Business as of your Date of Separation.

Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. In addition, nothing in this Agreement prohibits participation in clubs, trade/industry and educational organizations.

It is understood and acknowledged that any non-competition obligation arising under this Paragraph 4(b) shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 3 and 4(a) above.

5.Understanding of Agreement; Advice of Counsel.  Pritchett acknowledges and confirms that he has entered into this Agreement of his own free will, without coercion or duress, that he has read and fully understands this Agreement and that he is competent to execute it. Agilysys has advised Pritchett to seek the advice of legal counsel concerning this Agreement before signing it, and Pritchett represents that he has had the opportunity to consult, and has consulted, with legal counsel of his own choosing, who reviewed this Agreement before Pritchett signed it.

6.Remedies for Breach of Restrictive Covenants.  Pritchett acknowledges that Paragraph 4 of this Agreement contains reasonable limitations as to time and scope of activities to be restricted, and that his promises in those paragraphs do not impose a greater restraint on Pritchett than is necessary to protect the goodwill, employee relations, confidential information, and other legitimate business interests of Agilysys. Pritchett also acknowledges and agrees that any violation of the restrictive covenants set forth in Paragraph 4 would bestow an unfair competitive advantage upon any person or entity which might benefit from such violation and would necessarily result in substantial and irreparable damage and loss to Agilysys. Pritchett further acknowledges and agrees that Pritchett is capable of readily obtaining employment after his Date of Separation that does not breach or threaten to breach the restrictions contained in Paragraph 4 of this Agreement.  Accordingly, in the event of a breach or a threatened breach by Pritchett of Paragraph 4 of this Agreement, Agilysys shall be entitled to an injunction restraining Pritchett from such breach or threatened breach. Nothing herein shall be construed as prohibiting Agilysys from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Pritchett. In the event that Agilysys should seek an injunction hereunder, Pritchett waives any requirements that Agilysys post a bond or any other security. Pritchett understands and agrees that, in the event of litigation arising out of a breach or threatened breach of Paragraph 4 of this Agreement, the one-year restriction set forth in that paragraph shall be tolled during the pendency of such litigation, including any appeals. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, not shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

7.Entire Agreement.  The text of this Agreement contains the entire understanding and the entire contract between Company and Pritchett with respect to employment, termination of employment, or employee benefits.  There are no other agreements, contracts, or promises between the parties relating to employment, termination of employment, or employee benefits, other than those set forth in this Agreement.  This Agreement supersedes all prior agreements, contracts, understandings, and promises between us relating to employment, termination of employment, or employee benefits, whether express or implied.  This Agreement shall not be amended or modified in any manner except upon written agreement by the parties.  However, Pritchett and Company agree that notwithstanding this Paragraph, any non-competition, non-disclosure, confidentiality or other agreements that Pritchett has previously made with Company or any of its past or present parent companies, subsidiaries, affiliates and parent company affiliates and subsidiaries, will continue to be in full force and effect.

8.Severability. Company and Pritchett intend for all of the provisions of this Agreement to be severable.  If any part of this Agreement, is found to be unlawful or unenforceable, Company and

Pritchett want every other part of this Agreement to remain fully valid and enforceable to the maximum extent permitted by law.

9.Headings.  Pritchett understands that the headings in this Agreement exist only for the sake of convenience.  The headings do not constitute part of Pritchett’s Agreement with Company.

10.Governing Law.  This Agreement shall be governed and interpreted pursuant to the laws of the State of Georgia.

11.Forfeiture of Payments.  Pritchett acknowledges that if Pritchett breaches, in any material respect, the terms or conditions contained in this Agreement, the Company will no longer be required to make or continue any payments described herein, to the extent permitted by applicable law.

IN WITNESS WHEREOF, Pritchett and the Company agree as set forth above:

UNDERSTOOD, AGREED TO, AND ACCEPTED BY PRITCHETT:

__/s/ Tony Pritchett_____________________________7/2/2020 12:19:24 PM EDT

Pritchett SignatureDate

AGREED TO AND ACCEPTED BY:

AGILYSYS, INC.

BY: /s/ Kyle C. Badger

Kyle C. Badger

TITLE:  SVP, General Counsel

DATE:  7/2/2020

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